EXHIBIT 23.2

Consent of Independent Auditor

The Board of Directors
IMTT Holdings Inc. and Subsidiaries:

We consent to the use of our report dated February 13, 2014 with respect to the consolidated financial statements incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New Orleans, Louisiana
July 7, 2014